Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Non-Employee Directors’ Stock Option Plan and 1989 Stock Option Plan of Isis Pharmaceuticals, Inc. of our reports dated March 1, 2010, with respect to the consolidated financial statements of Isis Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Isis Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
August 3, 2010